Exhibit 16.1

March 13, 2015

Securities and Exchange Commission

100 F Street N.E. Washington, D.C. 20549

Ladies and Gentlemen

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on March 13, 2015, to be filed by our former client, Sunrise Real Estate Group, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

Very truly yours

/s/Finesse CPA, P.C.

Finesse CPA, P.C.